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                                                                      Exhibit 11

                                  CORE, INC.

                    COMPUTATION OF INCOME PER COMMON SHARE

Computation of earnings per share for the three months ended March 31,
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


                                             1997        1996
                                          ----------------------
Primary:
Average shares outstanding                 7,197,000   4,807,000

Shares issuable on assumed exercise of
dilutive options and warrants - based
on treasury stock method using average       617,000     725,000
market price
                                          ----------  ----------
Totals                                     7,814,000   5,532,000
                                          ==========  ==========
Net income                                $  140,069  $  534,965
                                          ==========  ==========
Net income per common share               $     0.02  $     0.10
                                          ==========  ==========



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